UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 3, 2024

RCM Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	1-10245 (Commission File Number)	95-1480559 (I.R.S. Employer Identification No.)

2500 McClellan Avenue, Suite 350
Pennsauken, NJ	08109-4613
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (856) 356-4500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.05 per share	RCMT	The NASDAQ Stock Market LLC

Item 1.01         Entry into a Material Definitive Agreement

On December 3, 2024, RCM Technologies, Inc. (the “Company”) and all of its subsidiaries (collectively, the “Borrowers”) entered into a Fifth Amended and Restated Loan Agreement (the “Fifth Amended and Restated Loan Agreement”) with Citizens Bank, N.A., as lender (in such capacity, the “Lender”) and as administrative agent and arranger (in such capacity, the “Administrative Agent”), to amend and restate in its entirety that certain Fourth Amended and Restated Agreement dated as of April 24, 2023 (as the same has been amended and modified prior to the date hereof, the “Existing Loan Agreement”).  Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Fifth Amended and Restated Loan Agreement.

Under the Fifth Amended and Restated Loan Agreement, the total commitment is increased to $65.0 million (with an accordion feature permitting the increase of the total commitment by an additional $20.0 million, subject to the consent of the Administrative Agent and the Lenders), and permits the Borrowers to request the issuance of trade and standby letters of credit thereunder. The Fifth Amended and Restated Loan Agreement has a maturity date of December 3, 2029. Borrowings under the Fifth Amended and Restated Loan Agreement remain collateralized with substantially all of the Company’s assets, as well as the capital stock of its subsidiaries.

Borrowings under the Fifth Amended and Restated Loan Agreement bear interest at one of two alternative rates, as selected by the Company at each incremental borrowing.  These alternatives are: (i) SOFR (the secured overnight financing rate as published by the Federal Reserve Bank of New York), plus applicable margin, or (ii) an Alternate Base Rate, which shall mean for any day, a rate per annum equal to the greatest of (a) the prime rate, as announced by the Administrative Agent, in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% per annum and (c) the Daily SOFR Rate on such day plus 1.00% per annum, provided that the alternate base rate shall at no time be less than the Floor.  The amount of the spread depends on the ratio of consolidated funded debt to consolidated EBITDA (which, for purposes of the Fifth Amended and Restated Loan Agreement, is defined as the sum of (i) consolidated net income (excluding any realized gains or losses from foreign exchange transactions) before interest, income taxes, depreciation and amortization, (ii) non-cash charges (including, but not limited to, any write-offs of goodwill), and (iii) the net loss if any (expressed as a positive number) arising solely from Permitted Asset or Stock Sales (as defined in the Fifth Amended and Restated Loan Agreement) up to an amount, which when added to other net losses previously recognized under clause (iii) does not exceed $5,000,000.00 in the aggregate.

The Fifth Amended and Restated Loan Agreement contains certain affirmative and negative covenants including limitations on specified levels of consolidated leverage and consolidated interest coverage, and includes limitations on, among other things, dividends, liens, mergers, consolidations, sales of assets, incurrence of debt and capital expenditures. We are also required to pay a monthly unused facility fee on the amount of the Fifth Amended and Restated Loan Agreement not drawn which ranges from 20 to 30 basis points, depending upon the ratio of consolidated funded debt to consolidated EBITDA. Upon the occurrence of an event of default under the Fifth Amended and Restated Loan Agreement, such as non-payment or failure to observe specific covenants, the Lender would be entitled to declare all amounts outstanding under the Fifth Amended and Restated Loan Agreement immediately due and payable.

This description of the Fifth Amended and Restated Loan Agreement is only a summary and is qualified in its entirety by reference to the full text of the Fifth Amended and Restated Loan Agreement, which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.03         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 regarding the Amendment is incorporated by reference herein.

Item 9.01.        Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Exhibit Title
99.1	Fifth Amended and Restated Loan Agreement, dated as of December 3, 2024, by and among the Company and all of its subsidiaries, Citizens Bank, N.A., as lender and as administrative agent and arranger.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RCM TECHNOLOGIES, INC.

By:	/s/ Kevin D. Miller
Kevin D. Miller
Chief Financial Officer, Treasurer and Secretary

Dated: December 5, 2024